EXHIBIT 99.1

Ralph Lauren Names Stefan Larsson CEO; Will Continue to Lead Company as Executive Chairman and Chief Creative Officer

Larsson Brings Proven Record of Success Growing Major Global Apparel Brands

NEW YORK--Sep. 29, 2015 – Ralph Lauren Corporation (NYSE: RL) today announced that Stefan Larsson, one of the most successful executives in the fashion industry, has been named Chief Executive Officer.  His appointment will become effective in November, at which time he will also join the Ralph Lauren Corporation board.  Larsson will report to Ralph Lauren, who will continue to actively drive the company’s vision and strategy as Executive Chairman and Chief Creative Officer.

Stefan Larsson most recently served as the Global President of Old Navy, a division of Gap Inc.  Under his leadership, Old Navy enjoyed three consecutive years of profitable growth, adding $1 billion in sales. Previously, in 15 years at Swedish retailer Hennes & Mauritz (H&M), Larsson was part of the team that grew sales from $3 billion to $17 billion and expanded the company’s operations from 12 to 44 countries.

Ralph Lauren said: “My job is to think always about the future of our company and how to move it forward. Stefan Larsson is exceptionally talented, and he will bring our company a fresh and exciting global perspective.  Stefan and I have a strong personal bond and share a vision for the future of Ralph Lauren.  I appreciate Stefan’s unique sensibility, his honesty and his authenticity.  We have had tremendous success expanding the Ralph Lauren brands around the world and creating a great management team.  Now, all the pieces are in place to position our business for continued growth.  We have been a leader in our industry for nearly 50 years, and this is just the beginning.”

Stefan Larsson said: “I am thrilled to have the opportunity to work directly and collaboratively with a fashion giant like Ralph Lauren. His creativity and singular vision have made Ralph Lauren one of the world’s most influential global brands, and I share his dreams for the future. I believe the company has tremendous potential to continue expanding in the global marketplace as it broadens its appeal to all consumers.”

David Lauren, a Ralph Lauren Board Member and Executive Vice President said: “I’m excited to welcome Stefan to our team and I look forward to working closely with him. His commitment and passion to build great brands will be invaluable as we move into the future.”

Positioned for Growth

This announcement follows a number of steps the company has taken in recent years to continue to strengthen its industry leadership, reach new consumers and drive the continued growth of Ralph Lauren Corporation, which last year generated $7.5 billion in sales. In just the past two years, the company, which already boasts some of the world’s most iconic and successful brands, continued to significantly expand its luxury business and added three new brands to its portfolio – Polo for Women, Polo Sport, and Denim and Supply. In addition, Ralph Lauren Corporation has implemented a new global brand management organizational structure and expanded its omnichannel presence to reach new consumers.  It has also made important investments in online, mobile and e-commerce to build on its track record of innovation and leadership in technology.

The Company also announced that Jackwyn Nemerov, President and Chief Operating Officer, will retire in November, at which time she will become an advisor to the company.  Chris Peterson, President of Global Brands, and Valerie Hermann, President of Luxury Collections, will continue in their current roles reporting to Stefan Larsson.

Ralph Lauren said:  “I am deeply grateful to Jacki for her leadership, dedication and tireless commitment to the business and our important customers.  Jacki is an extraordinary leader who I respect immensely.  She has become a wonderful friend to me and all those fortunate enough to work with her.”

ABOUT RALPH LAUREN CORPORATION

Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 48 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Lauren by Ralph Lauren, Double RL, RLX, Ralph Lauren Childrenswear, Denim & Supply Ralph Lauren, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ are identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Investor Relations:
Evren Kopelman, 212-813-7862
Evren.kopelman@ralphlauren.com

Corporate Communications:
Ryan Lally, 212-318-7116
Ryan.lally@ralphlauren.com